Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sanders Morris Harris Group Inc.

We have issued our reports dated March 16, 2010, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Sanders Morris Harris Group Inc. on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Sanders Morris Harris Group Inc. on Form S-8 (Nos. 333-72325, 333-37326, and 333-99859) and on Form S-3 (Nos. 333-122973, 333-126672, 333-134448, 333-140506, and 333-155455).

/s/ GRANT THORNTON LLP

Houston, Texas
March 16, 2010